Exhibit 21

IGEN Networks Corp
Subsidiary Information

IGEN Networks Corp has a wholly owned Canadian subsidiary as follows:

Name:  IGEN Business Solutions Inc
Address:  Suite 1025 – 1185 West Georgia Street, Vancouver BC, Canada, V6E 4E6
Incorporation Number:  BC0924483
Date of Incorporation:  November 4, 2011